As filed with the Securities and Exchange Commission on March 20, 1997
                                                 Registration No.333-__________*
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                         ------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                         PENNSYLVANIA ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


           Pennsylvania                                  23-1920170
------------------------------------        ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)


                                 One PEI Center
                      Wilkes-Barre, Pennsylvania 18711-0601
                                 (717) 829-8843
             -------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                            Thomas J. Ward, Secretary
                         Pennsylvania Enterprises, Inc.
                                 One PEI Center
                      Wilkes-Barre, Pennsylvania 18711-0601
                                 (717) 829-8812
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                                    Copy to:
                             Garett J. Albert, Esq.
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                            New York, New York 10004
                         ------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /x /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


                         Calculation of Registration Fee
------------------------------- --------------------- --------------------- -------------------- --------------------
                                                            Proposed             Proposed
                                                            maximum               maximum
       Title of Shares                 Amount            offering price     aggregate offering        Amount of
       to be registered           to be registered         per unit**             price**         registration fee
------------------------------- --------------------- --------------------- -------------------- --------------------

Common Stock, no par value,         151,276 shares         $22.5625            $3,413,165           $1,034.29
stated value $5 per share
------------------------------- --------------------- --------------------- -------------------- --------------------

------------------------------

* On March 20, 1997, the Registrant effected a two-for-one stock split with respect to its Common Stock, no par value, stated value $10 per share ("Prior Common Stock"). Through March 19, 1997, a total of 448,724 shares of Prior Common Stock had been issued under the Plan. This Registration Statement contains a prospectus which includes the information currently required in prospectuses relating to 100,000 shares of Prior Common Stock registered by the Company under Registration Statement No. 333-04813, 200,000 shares of Prior Common Stock registered by the Company under Registration Statement No. 33-53501 and 300,000 shares of Prior Common Stock registered by the Company under Registration Statement No. 2-76135, each concerning its Dividend Reinvestment and Stock Purchase Plan, as amended. Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Company intends to use the prospectus contained in this Registration Statement in connection with the securities registered under Registration Statement No. 333-04813, Registration Statement No. 33-53501 and Registration Statement No. 2-76135.


** For purposes of computing the filing fee, the proposed maximum offering price has been computed in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices for Prior Common Stock reported on the New York Stock Exchange on March 14, 1997.

                         PENNSYLVANIA ENTERPRISES, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                        1,200,000 Shares of Common Stock
                  (no par value, stated value $5.00 per share)


         The Dividend Reinvestment and Stock Purchase Plan, as amended herein (the "Plan"), of Pennsylvania Enterprises, Inc. (the "Company") provides all shareholders of record of the Company who own at least twenty (20) shares of common stock, no par value, stated value $5.00 per share, of the Company ("Common Stock") with a convenient and economical method of reinvesting cash dividends and making supplemental cash payments to purchase, at the option of the Company, either newly-issued additional shares of Common Stock or shares of Common Stock acquired by The Chase Manhattan Bank Corporation, as administrator of the Plan, and ChaseMellon Shareholder Services, L.L.C., as agent for Plan participants (the "Agent"), in the open market. Any holder of record of at least twenty (20) shares of Common Stock is eligible to participate. Cash dividends on shares of Common Stock owned beneficially but not of record (e.g., shares in street name) may not be reinvested under the Plan until the beneficial owner becomes a holder of record of at least twenty (20) shares of Common Stock or makes arrangements for participation with the broker or bank in whose name the shares are registered.

         The purchase price of newly-issued shares purchased from the Company under the Plan will be an amount equal to the average of the daily high and low prices for the Common Stock for the five trading days immediately preceding the applicable dividend payment date or, in the case of a supplemental cash payment, the applicable investment date, as the case may be, as reported on the New York Stock Exchange. The purchase price of shares acquired in the open market which are purchased under the Plan will be an amount equal to the weighted average price at which the Agent acquires the shares in the open market.

         If a shareholder does not wish to participate in the Plan, such shareholder will receive dividends, as declared, by check as usual. The Company administers the Plan at its own expense. Any brokerage fees or commissions in connection with the purchase of Common Stock under the Plan will be paid by the Company.

         The Company will receive all of the net proceeds from the sale of any newly-issued shares of Common Stock. The Company will not receive any net proceeds from the sale of shares of Common Stock which are acquired pursuant to the Plan in the open market.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is March 20, 1997

         No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and New York Regional Office, 7 World Trade Center, New York, New York 10048-1100. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such reports and other information may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933. This Prospectus does not contain all of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement for further information.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which has been filed with the Commission pursuant to the Exchange Act (File No. 0-7812).

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the oral or written request of any such person, a copy of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to the Company's Investor Relations Department at the Company's principal executive office. The mailing address of such office is Pennsylvania Enterprises, Inc., One PEI Center, Wilkes-Barre, Pennsylvania 18711-0601, telephone no. (717) 829-8843.


                                   THE COMPANY

         The Company is a holding company formed in 1974 with regulated and nonregulated subsidiaries. Its regulated subsidiaries consist of PG Energy Inc. ("PGE"), the Company's principal subsidiary, and Honesdale Gas Company ("Honesdale") each of which is engaged in the distribution of natural gas in northeastern Pennsylvania.

         PGE, incorporated in 1867 as Dunmore Gas & Water Company, and Honesdale are operating public utilities whose gas businesses are regulated by the
Pennsylvania Public Utility Commission ("PPUC"). The Company's other subsidiaries are not so regulated. As of March 1, 1997, PGE and Honesdale together had approximately 147,000 gas customers.


                                 USE OF PROCEEDS

         The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be purchased under the Plan or the aggregate amount that the Company will receive for any newly-issued shares of Common Stock purchased under the Plan. The Company will not receive any net proceeds from the sale of shares of Common Stock which are acquired pursuant to the Plan in the open market. The net proceeds from the sale of any newly-issued shares of Common Stock will either be used for the general corporate purposes of the Company or made available to PGE or to one or more of the Company's other subsidiaries for repayment of debt, for payment of capital expenditures and/or for other corporate purposes. To the extent that PGE uses proceeds from this offering to repay debt, such proceeds would be used to repay bank borrowings which generally bear interest at less than prime.

                                    THE PLAN

         The following questions and answers constitute the Plan.

General

         The Company has amended its existing Dividend Reinvestment and Stock Purchase Plan to enable its shareholders of record who own at least twenty (20) shares of Common Stock to reinvest cash dividends and to make supplemental cash payments for the purchase, at the option of the Company, of either newly-issued shares of Common Stock or shares of Common Stock acquired in the open market, in each case without the payment of any brokerage commission, transfer tax, service charge or other regular expense.

         To the extent that the reinvestment of dividends and supplemental cash payments provide funds to the Company in exchange for the issuance of new shares of Common Stock, the Company will receive additional funds that will be added to the general corporate funds of the Company and will be made available to PGE or to one or more of the Company's other subsidiaries for repayment of debt, for payment of capital expenditures and/or for other corporate purposes.

Advantages

         1. What are the advantages of the Plan for the shareholder?
            -------------------------------------------------------

            (a) A participant may have cash dividends on all or part of his or her shares of stock automatically reinvested in shares of Common Stock without the payment of any brokerage commission, transfer tax, service charge or other regular expense.

            (b) A participant may also purchase shares with supplemental cash payments of a minimum of $10 up to a maximum of $10,000 per calendar quarter without the payment of any brokerage commission, transfer tax, service charge or other regular expense.

            (c) Full investment of funds is possible because fractions of shares, as well as full shares, will be credited to a participant's account.

            (d) Dividends with respect to such fractions, as well as full shares, will be credited to a participant's account.

            (e) A participant can also avoid the need for safekeeping of certificates for shares credited to his or her account under the Plan.

            (f) Statements of account will be mailed by ChaseMellon Shareholder Services L.L.C. (the "Agent") to each participant and will provide each participant with a record of each transaction.

Administration

          2. Who administers the Plan for participants?
             -----------------------------------------

          The Agent will administer the Plan as agent for the participants, maintain records, send statements of account to each participant and perform other duties relating to the Plan including, without limitation, making any open market purchases of Common Stock required pursuant to the Plan. The Agent will hold for safekeeping the certificates for shares purchased for each participant under the Plan until termination of his or her participation in the Plan or until a written request is received from the participant for withdrawal of his or her shares. At such time, the participant will be issued a stock certificate or certificates. However, the issuance of stock certificates normally will be limited to one issuance per year per participant. Should ChaseMellon Shareholder Services L.L.C. cease to act as agent under the Plan, another agent will be designated by the Company.

Participation

          3. Who is eligible to participate in the Plan?
             -------------------------------------------

          All shareholders of record who own at least twenty (20) shares of Common Stock are eligible to participate. A beneficial owner of Common Stock whose shares are registered in a name other than his or her own can become eligible:

               (a) by having at least twenty (20) shares of Common Stock transferred into his or her own name; or

               (b) by making arrangements for participation with the broker or bank in whose name the shares are registered.

          A participant  in the Plan must maintain  ownership of at least twenty
(20) shares of Common Stock. If on the record date for any quarterly dividend payment a participant fails to meet the twenty (20) share minimum participation requirement, such participant will be removed from the Plan on the next dividend payment date as follows. First, such participant's dividends will not be reinvested on the next dividend payment date but instead will be paid to the participant in cash. Then, immediately following such dividend payment date, the participant will receive a certificate for any whole shares of Common Stock held in such participant's account and a check for any fractional shares held in the account. Following these issuances, such participant's account will be closed.

          Those shareholders who do not wish to participate in the Plan will receive dividends, as declared, by check as usual on shares registered in their name.

          4. How does a shareholder participate in the Plan?
             ----------------------------------------------

          A shareholder of record who owns at least twenty (20) shares of Common Stock may join the Plan at any time by completing the Authorization Form and returning it to the Agent, addressed as follows: ChaseMellon Shareholder
Services L.L.C., Dividend Reinvestment Department, P.O. Box 750, Pittsburgh, Pennsylvania 15230. A new Authorization Form can be obtained at any time from the Agent. Where the shares of Common Stock are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Form.

          If the Authorization Form is received by the Agent prior to the record date for a particular dividend, that dividend will be used to purchase additional shares of Common Stock for the shareholder either on or as soon as practicable after (see question 10) the dividend payment date following that record date (the record date usually precedes the payment date by 14 days). Should the Authorization Form be received on or after the record date, it will be necessary to delay the shareholder's participation until the following dividend payment date. For example, if a dividend is payable on September 15 to holders of record on September 1, in order to invest the quarterly Common Stock dividend payable on September 15, a shareholder's Authorization Form must be received by the Agent prior to September 1. If the Authorization Form is received on or after September 1, the Common Stock dividend payable on September 15 will be paid in the regular manner, and the shareholder's participation will begin with the next dividend payment date.

          The Agent will promptly invest dividends received, except where temporary curtailment or suspension of purchase is necessary to comply with the applicable provisions of the federal securities laws.

          5. What does the Authorization Form provide?
             ----------------------------------------

          The Authorization Form provides for the purchase of additional shares of Common Stock through the following options:

               A. "FULL DIVIDEND REINVESTMENT," which directs the Company to pay to the Agent for reinvestment in accordance with the Plan all of the participant's cash dividends on all of the shares of Common Stock then or subsequently registered in his or her name; or

               B. "PARTIAL DIVIDEND REINVESTMENT," which directs the Company to pay to the Agent for reinvestment in accordance with the Plan cash dividends on the number of shares specified by the participant on the Authorization Form and to continue to pay to the participant cash dividends on the remaining shares.

          A participant may change investment options or increase or decrease the number of shares with respect to which dividends are being reinvested at any time by signing a new Authorization Form and returning it to the Agent as provided under Question 4.

          The Authorization Form also appoints the Agent as agent for the participants and directs the Agent to apply such cash dividends and any supplemental cash payments a participant may make to the purchase of additional shares in accordance with the terms of the Plan.

          6. How does a shareholder make supplemental cash payments?
             ------------------------------------------------------

          After a shareholder has submitted a signed Authorization Form to the Agent for the first time and after the first reinvestment of the new participant's dividends has been confirmed by the Agent, the new participant is eligible to make supplemental cash payments at any time. Shareholders already participating in the Plan may make supplemental cash payments starting at any time. Supplemental cash payments may not exceed $10,000 in any calendar quarter, and no single payment may be less than $10. Checks should be made payable to "ChaseMellon Shareholder Services L.L.C., Agent," and should be sent to the Agent with the detachable correspondence stub received with the participant's statement of account. A return envelope will be included for the participant's convenience.

          Supplemental cash payments will normally be invested on or about the 15th day of each calendar month, if a trading day for the New York Stock Exchange, or if not, the first trading day after the 15th. All supplemental cash payments must be received by the Agent at least five business days prior to the applicable investment date. Funds received after this deadline will be held by the Agent until the next investment date.

          No  interest  will  be  paid  on  supplemental   cash  payments.   Any
supplemental cash payment will be refunded if a written request for such refund is received by the Agent at least two business days prior to its investment.

          In making purchases for the participant's account, the Agent may commingle the participant's funds with those of other shareholders of the Company participating in the Plan. The Agent shall have no liability in connection with the timing of any purchase.

          Under the Plan, dividends payable on shares of Common Stock purchased with supplemental cash payments will automatically be reinvested in additional shares of Common Stock, unless the participant has elected partial dividend reinvestment.

          If it appears to the Company that any participant is using or contemplating the use of supplemental cash payments in a manner or with an effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its other shareholders, then the Company may decline to issue all or any portion of the shares of Common Stock for which any supplemental cash payment by or on behalf of such participant is tendered. Such supplemental cash payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable without interest.

          7. Can an employee participate in the Plan with payroll deductions?
             ---------------------------------------------------------------

          Any employee of the Company or one of its subsidiaries who is a shareholder of record who owns at least twenty (20) shares of Common Stock may authorize the Company to make payroll deductions for the purchase of shares of Common Stock under the Plan by completing the Authorization Form and returning it to the Agent, and completing a payroll deduction authorization form and returning it to the Company. Such deductions may be made in addition to reinvestment of dividends and supplemental cash payments. The combined total of payroll deductions and supplemental cash payments may not exceed $10,000 in any calendar quarter. A payroll deduction authorization form may be obtained at any time by request to the Company. Payroll deductions may be changed or terminated at any time by completing a new payroll deduction authorization form. The commencement, change or termination will become effective as soon as practicable after an employee's request is received by the Company.

Purchases

          8. How is the price  determined for shares  purchased with  reinvested
             -------------------------------------------------------------------
dividends?
---------

          The price of newly-issued shares of Common Stock purchased from the Company with reinvested dividends will be the average of the daily high and low prices for the Common Stock for the five trading days immediately preceding the applicable dividend payment date, as reported on the New York Stock Exchange. The purchase price of shares acquired in the open market which are purchased under the Plan with reinvested dividends will be an amount equal to the weighted average price at which the Agent acquires the shares in the open market.

          Each participant's account will be credited with that number of shares (including a fractional share computed to four decimal places) equal to the total amount invested, divided by the applicable purchase price per share.

          9. How is the price determined for shares purchased with  supplemental
             -------------------------------------------------------------------
cash payments?
-------------

          The price of newly-issued shares of Common Stock purchased from the Company with supplemental cash payments will be the average of the daily high and low prices for the Common Stock for the five trading days immediately preceding the applicable investment date, as reported on the New York Stock
Exchange. The purchase price of shares acquired in the open market which are purchased under the Plan with supplemental cash payments will be an amount equal to the weighted average price at which the Agent acquires the shares in the open market. The Agent will purchase full and fractional shares to the full amount of a participant's supplemental cash payment. If a supplemental cash payment is not large enough to buy a full share, the participant's account will be credited with a fractional share (computed to four decimal places).

          10. How and when will shares for the Plan be purchased?
              --------------------------------------------------

          The Company has the option of issuing shares of new Common Stock for the Plan, directing the Agent to purchase the shares in the open market, or a combination of both.

          Shares purchased from the Company with reinvested dividends will be issued on the dividend payment date (ordinarily the 15th of March, June, September and December). If the dividend payment date is not a trading day on the New York Stock Exchange, then the shares will be issued on the next trading day. Likewise, shares purchased from the Company with supplemental cash payments will be issued on the investment date, which is normally the 15th day of each calendar month (see question 6).

          If shares are to be purchased in the open market, the Agent will normally begin purchasing shares on the dividend payment date in the case of reinvested dividends or on the investment date in the case of supplemental cash payments. The Agent will endeavor to complete the purchases as soon as practicable after the dividend payment date or the investment date. However, subject to any limitations imposed by the Federal Securities laws, the timing of open market purchases under the Plan will be in the sole discretion of the Agent.

          Subject to certain limitations, the Agent will have full discretion on all matters relating to the open market purchase of shares for the Plan, including determining the number of shares, if any, to be purchased on any day or at any time during that day, the purchase price for such shares, the market on which such purchases are made (whether on a stock exchange, in negotiated transactions or otherwise), the persons (including other brokers and dealers) from or through whom such purchases are made and such other terms of purchase. However, the Agent will not make any open market purchase of shares for the Plan from the Company or any of its affiliates.

          11. How many total shares can be purchased through the Plan?
              -------------------------------------------------------

          Giving effect to the Company's two-for-one stock split with respect to its common stock, no par value, stated value $10.00 per share ("Prior Common Stock"), a total of 1,200,000 shares of Common Stock have been registered for use in connection with the Plan of which, at March 20, 1997, 897,448 shares had been purchased by participants. The Company anticipates that it will from time to time, as required, register the sale of additional shares.

Costs

          12.  Are  there  any  expenses  to  participants  in  connection  with
               -----------------------------------------------------------------
purchases under the Plan?
------------------------

          No. There are no brokerage commissions, service charges or other regular expenses to be paid by a participant. All costs of administration of the Plan, including the fees of the Agent and any brokerage fees or commissions in connection with the purchase of Common Stock, will be paid by the Company. However, upon termination of his or her participation under the Plan, if the participant requests the Agent to sell or transfer shares, the participant must pay any related brokerage commission and/or applicable service charges.

Reports to Participants

          13. How will participants be advised of their purchases of stock?
              ------------------------------------------------------------

          As soon as practicable after each purchase for the account of a participant, a statement of account will be mailed to each participant by the Agent. The statement of account details dividends reinvested, supplemental cash payments received, the number of shares purchased with reinvested dividends, the number of shares purchased with supplemental cash payments, the average price per share of shares purchased with reinvested dividends, the average price per share of shares purchased with supplemental cash payments and the total number of shares accumulated under the Plan.

          These statements of account are a participant's continuing record of the cost of the participant's purchases and should be retained for tax purposes. In addition, each participant will receive a Prospectus for the Plan and the communications sent to every other shareholder including the Company's annual report to shareholders, notice of annual meeting and proxy statement, and income tax information.

Dividends and Other Distributions to Shareholders

          14. Will  participants  be credited with cash dividends on shares held
              ------------------------------------------------------------------
in their account under the Plan?
-------------------------------

          Yes. The Company pays dividends, as declared, to the holders of record of all its outstanding shares of Common Stock. Participants will be credited with dividends on the basis of full and fractional shares (computed to four decimal places) held in their accounts, and dividends will be reinvested in additional shares of Common Stock, unless the participant elects partial reinvestment of dividends.

          Cash dividends, if declared, are paid quarterly on March 15, June 15, September 15 and December 15. The record date for each such dividend is normally fourteen days prior to the dividend payment date.

          15. Will  participants be credited with stock dividends,  stock splits
              -----------------------------------------------------------------
or other rights distributed by the Company?
------------------------------------------

          Yes. Any stock dividends or stock splits distributed by the Company on shares held by the Agent for the participant will be credited to the participant's account. In the event the Company makes available to its shareholders rights to purchase additional shares, debentures or other securities, and such rights are transferable, the Agent will sell such rights accruing to shares held by the Agent for the participants and invest the proceeds therefrom in Common Stock prior to or with the next regular cash dividend. Any participant who wishes to exercise stock purchase rights must request, prior to the record date of the offering, that a stock certificate be sent to him or her by the Agent.

Certificates For Shares

          16.  Will stock  certificates  be issued  for  shares of Common  Stock
               -----------------------------------------------------------------
purchased under the Plan?
------------------------

          Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to participants. This protects the participant against loss, theft or destruction of stock certificates, and reduces the Company's administrative costs. The number of shares credited to an account under the Plan will be shown on the participant's statement of account.

          However, a participant may obtain a certificate for any number of full shares credited to the participant's account under the Plan by sending the Agent a written request. The issuance of a stock certificate normally will be limited to one issuance per year per participant. If a certificate is to be issued for less than all of the full shares, the request must state the specific number of full shares for which the certificate is to be issued. A certificate for a fractional share will not be issued under any circumstances. A participant must make a separate request each time a certificate is to be issued. This request should be mailed to the Agent. Certificates generally will be issued within ten business days after the Agent receives the participant's written request therefor.

          Shares credited to the account of a participant under the Plan for which certificates have not been issued may not be pledged or assigned. Any such purported pledge or assignment will be void. Any participant who wishes to pledge or assign such shares must request that certificates for such shares be issued in the participant's name.

          17. In whose name will certificates be registered when issued?
              ---------------------------------------------------------

          Accounts will be maintained in the participant's name as shown on the Company's shareholder records at the time the participant provided the Authorization Form. Certificates for full shares will be similarly registered when issued. Certificates also can be registered and issued in names other than that of the participant subject to compliance with any applicable laws. For certificates to be issued in names other than the participant, the participant must complete an "Assignment Separate from Certificate" form, also known as a Stock Power. This Stock Power must be returned to the Agent bearing the signature of the participant, dated and guaranteed by a recognized member of a Medallion Stamp Program. The forms referred to in this paragraph may be obtained at any time by written request to the Agent.

Termination

          18. How does a participant terminate participation in the Plan?
              ----------------------------------------------------------

          To terminate participation, the participant must notify the Agent in writing. When a participant terminates participation, or upon termination of the Plan by the Company, certificates for whole shares credited to the account of the participant will be issued and mailed directly to the participant with a check in payment for any fractional share credited to the participant's account at the then current market price. In the case of an employee who has authorized payroll deductions, the employee must also cancel deductions by notifying the Company's Human Resources Department. If a participant prefers and so notifies the Agent, the Agent will sell the participant's full shares and send the participant the proceeds of the sale plus the cash equivalent of any fractional share, less any service charge, transfer tax and brokerage fee.

          The Company will not repurchase any full shares from the participant.

          19. When may a participant terminate participation in the Plan?
              ----------------------------------------------------------

          A participant may terminate participation at any time. If the request to terminate participation is received prior to the record date for any dividend payment date, the total amount of the dividends to which a participant is entitled will be paid by check in the regular manner on the dividend payment date. All subsequent dividends will also be paid by check unless the shareholder elects to re-enroll in the Plan, which the shareholder may do at any time.

          Generally, an eligible shareholder (i.e. a shareholder of record who owns at least twenty (20) shares of Common Stock) may again become a participant at any time. However, the Company and the Agent reserve the right to reject any Authorization Form from a previous participant on grounds of excessive joining and terminating. A participant will be charged a termination fee if termination is effected within one year of the participant's entry into the Plan or for any termination of a subsequent participation in the Plan.

          20. What happens  when a  participant  sells or  transfers  all of the
              ------------------------------------------------------------------
shares registered in the participant's name?
-------------------------------------------

          If a participant disposes of all shares of stock registered in the participant's name, the Agent will terminate the participant's account and will pay to the participant the cash equivalent (as determined in accordance with Question 18) of any fractional share remaining in the account.

          21. What  happens when a  participant  sells or transfers a portion of
              ------------------------------------------------------------------
his or her shares?
-----------------

          If a participant who is reinvesting the cash dividends on all of the shares of Common Stock registered in the participant's name disposes of a portion of his or her shares but, following such disposition, remains the owner of at least twenty (20) shares of Common Stock, the Agent will continue to reinvest the dividends on the remainder of the shares.

          If a participant who is reinvesting the cash dividends on less than all of the shares of Common Stock registered in the participant's name disposes of a portion of such shares but, following such disposition, remains the owner of at least twenty (20) shares of Common Stock, the Agent will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized. For example, if the participant authorizes the Agent to reinvest the cash dividends on 50 shares of Common Stock, of a total of 100 shares of Common Stock registered in the participant's name, and then the participant disposes of 25 shares, the Agent will continue to reinvest the cash dividends on 50 of the remaining 75 shares. If, instead, the participant disposes of 75 shares of Common Stock, the Agent will continue to reinvest the cash dividends on all of the remaining 25 shares. If the participant then acquires additional shares of Common Stock so that his or her holdings of record again total more than 50 shares of Common Stock, the Agent will be guided by the participant's original instructions and reinvest the dividends from 50 shares, and the participant will receive a check for dividends on the shares held of record in excess of 50.

          If a participant who is reinvesting the cash dividends on all or any part of the shares of Common Stock registered in the participant's name disposes of a portion of his or her shares and following such disposition does not own at least twenty (20) shares of Common Stock, such participant will be removed from the Plan on the next dividend payment date unless such participant increases his or her holdings to at least twenty (20) shares of Common Stock on or prior to the record date for the next quarterly dividend payment.

          22. Will a  participant  be able to vote the shares held in his or her
              -----------------------------------------------------------------
account under the Plan?
----------------------

          Yes, all of the participant's full and fractional shares -- those registered in the name and those credited to the account of the participant under the Plan -- will be included on one proxy mailed to the participant in the regular manner.

          23. What are the federal income tax  consequences of  participating in
              ------------------------------------------------------------------
the Plan?
--------

          THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO NON-FOREIGN SHAREHOLDERS PARTICIPATING IN THE PLAN. SINCE THIS IS ONLY A SUMMARY AND SINCE STATE AND LOCAL TAX LAWS MAY VARY, A SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN.

          In general, participants who reinvest cash dividends under the Plan will have the same federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On each dividend payment date, participants will be treated as having received a distribution equal to the cash dividend reinvested. Generally, such distribution will be taxable to participants as ordinary dividend income to the extent of such participant's share of the Company's current or accumulated earnings and profits for federal income tax purposes. The amount, if any, of such distribution in excess of such earnings and profits will reduce a participant's tax basis in the shares of Common Stock with respect to which such distribution was received, and, to the extent in excess of such basis, will result in capital gain. Certain corporate participants may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction.

          A participant reinvesting cash dividends, making a supplemental cash payment under the Plan or investing under the Plan through payroll deductions will also be treated as having received a distribution (taxable in the manner described above, for participants reinvesting dividends and making supplemental cash payments, and as additional compensation income, for participants investing through payroll deductions) equal to the participant's pro rata share of brokerage fees or commissions, if any, paid by the Company upon the purchase of shares under the Plan. Participants, however, should not be treated as receiving an additional distribution based upon their pro rata shares of the Plan administration costs paid by the Company. There can be no assurance, however, that the Internal Revenue Service ("IRS") will agree with this position. The Company has no present plans to seek a ruling from the IRS on this issue.

          Shares or any fraction thereof of Common Stock purchased with reinvested cash dividends will have a tax basis equal to the amount of such reinvested dividends, increased by any related brokerage fees or commissions treated as a dividend to the participant. Shares or any fraction thereof purchased with supplemental cash payments or through payroll deductions will have a tax basis equal to the amount of such payments, increased by the amount of related brokerage fees or commissions, if any, treated as a distribution or additional compensation to the participant. Such shares or any fraction thereof purchased under the Plan will have a holding period beginning on the day following the purchase date.

          Participants will not recognize any taxable income when they receive certificates for whole shares credited to their accounts, either upon their request for such certificates or upon withdrawal from or termination of the Plan. Participants, however, may recognize gain or loss when whole shares acquired under the Plan are sold or exchanged either through the Plan at their request or by participants themselves after receipt of certificates for shares from the Plan. In addition, participants may recognize gain or loss when they receive cash payments for fractional shares credited to their account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference, if any, between the amount which the participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the participant sells less than all of his or her shares). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares or fractional share exceeds one year.

          Dividends which are reinvested pursuant to the Plan may be subject to the "backup withholding" tax generally applicable to dividends unless the participant provides the Company with the participant's taxpayer identification number or is otherwise exempt from "backup withholding."

          24. May the Plan be changed or discontinued?
              ---------------------------------------

          While the Company expects to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan or any part thereof at any time. The Company also reserves the right to make modifications to the Plan. Any such suspension, termination or modification will be announced to both participating and non-participating shareholders. Any such suspension, termination or modification will be prospective only.

          All questions as to the validity, form, eligibility and acceptance of all payments to or under the Plan will be determined solely by the Company, which determinations will be final and binding. No alternative, conditional or contingent payments will be accepted. The Company reserves the absolute right to reject any or all payments for any reason. The Company also reserves the right to waive any irregularities or conditions, and the Company's interpretations of the terms and conditions of the Plan shall be final and binding.

          25. What are the  responsibilities  of the Company and the Agent under
              ------------------------------------------------------------------
the Plan?
--------

          In administering the Plan, neither the Company nor the Agent nor any agent of either of them will be liable for any good faith act or omission to act, including, without limitation, any claim of liability (1) arising out of failure to terminate a participant's account upon a participant's death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares are purchased for the participant's account and the times such purchases are made.

          THE COMPANY AND THE AGENT DO NOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY THE PARTICIPANT UNDER THE PLAN.

                          DESCRIPTION OF CAPITAL STOCK

          The following statements are brief summaries of certain provisions relating to the Company's capital stock and are qualified in their entirety by reference to the provisions of the Company's Restated Articles of Incorporation, as amended (the "PEI Articles"), and the Company's By-Laws, as amended, each of which have been filed with the Commission.

          The Company's authorized capital stock consists of 30,000,000 shares of Common Stock. As of March 20, 1997, there were 9,630,664 shares of Common Stock outstanding.

Voting Rights

          Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights

          Holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor.

Liquidation

          In the event of the liquidation, dissolution or winding up of the affairs of the Company, all surplus of the Company remaining after the discharge by the Company of all liabilities shall be distributed, pro rata, among the holders of Common Stock.

Other Provisions

          Holders of Common Stock are not entitled to conversion or pre-emptive rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

Nonassessability

          All of the outstanding shares of Common Stock are fully paid and nonassessable and all shares of Common Stock to be offered by the Company hereby, when issued, will be fully paid and nonassessable.

Certain Business Combinations

          The PEI Articles contain a "fair price" provision, which requires, in addition to any affirmative vote required by law or the PEI Articles, the affirmative vote of a majority of the then outstanding shares of Voting Stock (as defined below) held by shareholders other than Related Persons (as defined below) for certain transactions (each a "Business Combination") involving the Company or a subsidiary and a Related Person, unless certain minimum price and form of consideration requirements are met or the approval of a majority of

Continuing Directors (as defined below) has been given. A "Related Person" is defined to include any person, who, together with its affiliates, is the beneficial owner of 10% or more of the then outstanding Voting Stock of the Company. A "Business Combination" includes certain mergers, sales of assets, issuances of securities, liquidations or dissolutions, or reclassifications or recapitalizations. A "Continuing Director" is a director who was a director before the Related Person involved in the Business Combination became a Related Person or was designated (before such director's initial election as director) as a Continuing Director by a majority of the Continuing Directors then on the Board. "Voting Stock" means all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

          This "fair price" provision may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management.

Shareholder Rights Plan

          The Company has adopted a Shareholder Rights Plan under the terms of which each shareholder of record will receive a dividend distribution of one right ("Right" or "Rights") for each share of Common Stock held. Each Right will entitle shareholders to purchase from the Company one-half of a share of Common Stock. No less than two Rights, and only integral multiples of two Rights, may be exercised by holders of Rights at an exercise price of $50 per share of Common Stock (equivalent to $25 for each one-half share of Common Stock), subject to certain adjustments. The Rights will become exercisable only if a person or group acquires 15% or more of the Company's Common Stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 15% of the Common Stock. Prior to that time, the Rights will not trade separately from the Common Stock.

          If a person or group acquires 15% or more of the Company's Common Stock, all other holders of Rights will then be entitled to purchase, by payment of the $50 exercise price upon the exercise of two Rights, the Company's Common Stock (or a Common Stock equivalent) with a value of twice the exercise price. In addition, at any time after a 15% position is acquired and prior to the acquisition by any person or group of 50% or more of the outstanding Common Stock, the Company's Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of common stock (or one Common Stock equivalent).

          If, following an acquisition of 15% or more of the Company's Common Stock, the Company is acquired by any person in a merger or other business combination transaction or sells more than 50% of its assets or earning power to any person, all other holders of Rights will then be entitled to purchase, by payment of the $50 exercise price upon the exercise of two Rights, common stock of the acquiring company with a value of twice the exercise price.

          The Company may redeem the Rights at $.0025 per Right at any time prior to the time that a person or group has acquired 15% or more of its Common Stock. The Rights, which expire on May 16, 2005, do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings per share of the Company.

Certain Pennsylvania Law Provisions

          Pennsylvania Business Corporation Law. The Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), generally prohibits a corporation that has a class of voting stock registered under the Exchange Act (such as the Company) from entering into certain broadly-defined business combinations with an "interested shareholder" (defined, in general, as any person or entity that is the beneficial owner of at least 20% of a corporation's voting stock or is an affiliate or an associate of such corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner of at least 20% of the corporation's voting stock) during the five-year period following the interested shareholder's share acquisition date unless (i) the business combination or share acquisition is approved by the board of directors of the corporation prior to the date of the acquisition of the shares which made such shareholder an interested shareholder, (ii) the business combination is approved by the affirmative vote of all of the holders of the outstanding common stock of the corporation or (iii) at a meeting called for such purpose no earlier than three months after the interested shareholder becomes the beneficial owner of at least 80% of the corporation's voting shares, the business combination is approved by the affirmative vote of the holders of shares entitling such holders to cast a majority of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, not including any voting shares owned by the interested shareholder or any affiliate or associate of such interested shareholder, and the interested shareholder has complied with certain statutory minimum fair price conditions in the business combination.

          The PBCL also allows such business combinations to be effected after the five-year period when (i) the interested shareholder complies with the statutory fair price provisions in the business combination and the business combination is approved at a shareholders' meeting called for such purpose (at which meeting the interested shareholder's shares may be counted) or (ii) the holders of a majority of the votes entitled to be cast in an election of directors, excluding the shares beneficially held by the interested shareholder (and any associate or affiliates), approve the business combination.

          The PBCL provides generally that the acquisition of 20% or more of the voting power of a registered Pennsylvania corporation by any person (a "controlling person") or group (a "controlling group") entitles every other holder of voting stock of such corporation to elect to receive from the 20% holder, in cash, an amount equal to the "fair value" of such shares, taking into account all relevant factors, including a proportionate amount of any control premium. The minimum value a shareholder can receive is the highest price paid per share by a controlling person or controlling group at any time during the 90-day period ending on and including the date of the control transaction, i.e. the acquisition of 20% or more.

          Pennsylvania Public Utility Code. Corporations and persons owning or holding directly or indirectly 5% or more of the Common Stock are "affiliated interests" of PGE under the Pennsylvania Public Utility Code. PPUC approval is required for contracts or arrangements providing for the furnishing of management, supervisory, construction, engineering, accounting, legal, financial or similar services and contracts or arrangements for the purchase, sale, lease, or exchange of any property, right or thing or for the furnishing of any service, property, right or thing other than those above enumerated, made or entered into between PGE and any affiliated interest.

Public Utility Holding Company Act

          The Public Utility Holding Company Act of 1935 ("PUHCA") regulates certain acquisitions of direct or indirect interests in public utility companies, such as acquisitions of the Company's Common Stock. The Company is a "holding company" within the meaning of the PUHCA, but is exempt, pursuant to
Section 3(a) thereof, from all provisions of the PUHCA (except Section 9(a)(2) thereof). Under Section 9(a)(2), any person who owns 5% or more of the voting securities of another public utility company would be prohibited from acquiring 5% or more of the Company's Common Stock without prior approval of the Commission. Any other person not qualifying for an exemption would be required to register as a holding company under the PUHCA upon acquiring or holding 10% or more of the Company's Common Stock. Upon such registration, the 10% shareholder and the Company would become subject to the PUHCA generally and be required, among other things, to obtain Commission authorization for its corporate organization in accordance with the PUHCA and, subject to certain exceptions, for its financings, acquisitions and affiliate transactions.

Transfer Agent and Registrar

          ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.


                                  LEGAL MATTERS

          The validity of the newly-issued shares of Common Stock offered hereby has been passed upon for the Company by LeBoeuf, Lamb, Greene & MacRae (now LeBoeuf, Lamb, Greene & MacRae LLP), 320 Market Street, Suite E400, Strawberry Square, P.O. Box 12105, Harrisburg, PA 17108-2105 and by Moses & Gelso, L.L.P., 120 S. Franklin Street, Wilkes-Barre, PA 18701-1188.


                                     EXPERTS

          The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated by reference in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.